Exhibit (f)

Rights of dissenters.	83.	(1)	A member of a company incorporated under this Ordinance is entitled to payment of the fair value of his shares upon dissenting from-

			(a)	a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

			(b)	a consolidation, if the company is a constituent company;

			(c)	any sale, transfer, lease, exchange or other disposition of more than 50 per cent of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including-

(i) a disposition pursuant to an order of the court having jurisdiction in the matter;

(ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

(iii) a transfer pursuant to the power described in subsection (2) of section 9;

			(d)	a redemption of his shares by the company pursuant to section 81; and

			(e)	an arrangement, if permitted by the court.

		(2)	A member who desires to exercise his entitlement under subsection (1) must give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Ordinance or where the proposed action is authorised by written consent of members without a meeting.

(3)	An objection under subsection (2) must include a statement that the member proposes to demand payment for his shares if the action is taken.

(4)	Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company must give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented to in writing, the proposed action.

(5)	A member to whom the company was required to give notice who elects to dissent must, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating-

(a) his name and address;

(b) the number and classes or series of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 77 must give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 77.

(6)	A member who dissents must do so in respect of all shares that he holds in the company.

(7)	Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

(8)	Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company, must make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9)	If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply-

	(a)	the company and the dissenting member shall each designate an appraiser;

	(b)	the two designated appraisers together shall designate a third appraiser;

	(c)	the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

	(d)	the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10)	Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11)	The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12)	Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 81 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 81 to redeem its shares.